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                                                                   EXHIBIT 10.20

                                 PROMISSORY NOTE

                              DATE: APRIL 30, 2000

         WHEREAS Ampersand Medical Corporation ("Ampersand") is engaged in a Private Placement Offering (the "Offering") under which Ampersand is offering to sell 3,333,333 shares of its Common Stock, at a purchase price of $1.50 per share, to accredited investors.

         WHEREAS such Offering, in accordance with the terms of Amendment No. 1 thereto, is set to expire on April 30, 2000.

         WHEREAS Seaside Partners, L.P., (Seaside), an accredited investor, has subscribed to purchase 1,333,333 shares of the Common Stock under the terms of the Offering, such subscription being evidenced by a Subscription Agreement signed by a duly authorized representative of Seaside and made a part of this note.

         WHEREAS Seaside has requested that Ampersand except a note payable in lieu of the total cash purchase price of two million dollars ($2,000,000) for such subscribed shares.

         WHEREAS Ampersand is agreeable to except Seaside's subscription to purchase 1,333,333 shares of Common Stock at a purchase price of $1.50 per share, and is also agreeable to except a note payable from Seaside in the amount of $2,000,000 in lieu of the total cash purchase price of the subscribe shares.

         NOW THEREFOR Ampersand and Seaside agree to the following terms and conditions of this note:

         For good and valuable consideration consisting of the issuance of a certificate in the name of Seaside Partners, L.P. representing 1,333,333 shares of Common Stock of Ampersand Medical Corporation, the undersigned, Seaside Partners, L.P., with offices at 623 Ocean Avenue, Sea Girt, New Jersey 08750, hereby promises to pay to Ampersand Medical Corporation, with offices at 414 N. Orleans, Suite 305, Chicago, Illinois 60610, the sum of two million dollars ($2,000,000) in cash plus accrued interest computed at the rate of 8% per annum. Such payment shall be due ninety days from the date hereof and shall be made to Ampersand in accordance with the instructions in the Subscription Agreement.

o The note may be prepaid in part or in full without penalty.

o The note may be extended in part or in full with the mutual consent of both parties.

o Ampersand shall retain possession of the stock certificate until the note is paid in full.

o Seaside shall have full voting rights of all shares represented by the stock certificate.

o The Subscription Agreement and the promise to pay shall not be voidable or cancelable for any reason or circumstance whatsoever.

         SIGNED THIS 28TH DAY OF APRIL 2000, ON BEHALF OF THE DEBTOR:
         Seaside Partners, L.P.

         ______________________
         By: William J. Ritger,         Title______________________

         AGREED AND ACCEPTED:

         Ampersand Medical Corporation

         ________________________________
         By: Leonard R. Prange, President